UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒ Definitive Proxy Statement.

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☐ Soliciting Material Pursuant to §240.14a-12.

ADMA BIOLOGICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADMA BIOLOGICS, INC.
465 State Route 17 South
Ramsey, New Jersey 07446

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 23, 2015

Dear Stockholder:

You are cordially invited to the annual meeting of Stockholders (the “Annual Meeting”) of ADMA Biologics, Inc.  (the “Company”).  The Annual Meeting will be held at 10:00 a.m. Eastern Time on June 23, 2015 at the offices of Dentons US LLP at 1221 Avenue of the Americas, New York, New York 10020 for the following purposes:

1.           to elect three Class II directors to serve on the Company’s Board of Directors (the “Board”) for a term of three years, until their successors are elected and qualified (referred to as “Proposal No. 1”);

2.           to ratify the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015 (referred to as “Proposal No. 2”); and

3.           to transact such other business as may properly come before the Annual Meeting and any meeting following postponement or adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

The Board has set the close of business on April 29, 2015 as the record date for determining Stockholders entitled to notice of and to vote at the Annual Meeting.  A list of the Stockholders as of the record date will be available for inspection by Stockholders, for any purpose germane to the Annual Meeting, at the Company’s offices and at the offices of Continental Stock Transfer & Trust Company, the Company’s independent stock transfer agent, during normal business hours for a period of 10 days prior to the Annual Meeting.  The list will also be available for inspection by Stockholders at the Annual Meeting.

All Stockholders are invited to attend the Annual Meeting in person.  Regardless of whether you plan to attend the Annual Meeting, we hope you will vote as soon as possible.  You may vote by mail by following the instructions on the proxy card or voting instruction card.  Voting by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to be Held on June 23, 2015:

The Proxy Statement and Annual Report to Stockholders are available at www.admabiologics.com

By Order of the Board,	/s/ Adam S. Grossman Adam S. Grossman President and Chief Executive Officer

April 30, 2015
Ramsey, New Jersey

TABLE OF CONTENTS

Page

PROXY STATEMENT	1
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	2
PROPOSAL NO. 1: ELECTION OF DIRECTORS	6
PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	8
CORPORATE GOVERNANCE	10
DIRECTOR INDEPENDENCE	10
NOMINATING RIGHTS	10
BOARD LEADERSHIP STRUCTURE	11
MEETINGS OF THE BOARD AND ITS COMMITTEES	11
BOARD COMMITTEES	11
CODE OF ETHICS	13
STOCKHOLDER COMMUNICATIONS	14
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	14
EXECUTIVE OFFICERS AND DIRECTOR AND OFFICER COMPENSATION	17
DIRECTOR COMPENSATION	17
EXECUTIVE OFFICERS	18
EXECUTIVE COMPENSATION	19
AGREEMENTS WITH EXECUTIVE OFFICERS	21
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE	22
RECENT FINANCINGS	22
SHARED SERVICES AGREEMENT AND OTHER ARRANGEMENTS	23
STOCKHOLDER PROPOSALS AND OTHER INFORMATION	24
ANNUAL REPORT	24
EXPENSES AND SOLICITATION	24

i

ADMA BIOLOGICS, INC.

PROXY STATEMENT

Our Board is providing these proxy materials to you in connection with the solicitation of proxies by ADMA Biologics, Inc. on behalf of the Board for use at the 2015 Annual Meeting of the Company, which will take place at 10:00 a.m. Eastern Time on June 23, 2015, at the offices of Dentons US LLP at 1221 Avenue of the Americas, New York, New York 10020, and any adjournment or postponement thereof.

The Company intends to mail this proxy statement and the accompanying proxy card, together with the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, on or about May 11, 2015 to each Stockholder entitled to vote at the Annual Meeting.

Our Annual Report on Form 10-K for the year ended December 31, 2014 as well as this proxy statement will be available through the Securities and Exchange Commission’s EDGAR system at http://www.sec.gov and will also be available on our website.

In this proxy statement, unless the context otherwise requires, references to “ADMA,” “ADMA Biologics,” the “Company,” “we,” “us” and “our” refer to ADMA Biologics, Inc., a Delaware corporation, as well as its subsidiary, ADMA Plasma Biologics, Inc., a Delaware corporation, taken as a whole, and also refer to the operations of ADMA Plasma Biologics, Inc.  In each case, references to ADMA Plasma Biologics, Inc. also include its subsidiary ADMA BioCenters Georgia, Inc., or ADMA BioCenters, a Delaware corporation.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We sent this proxy statement and the enclosed proxy card because the Board of the Company is soliciting your proxy to vote at the Annual Meeting and at any adjournment or postponement thereof.  The Annual Meeting will be held on June 23, 2015 at the offices of Dentons US LLP at 1221 Avenue of the Americas, New York, New York 10020.  You are invited to attend the Annual Meeting and we request that you vote on the proposals described in this proxy statement.  However, you do not need to attend the Annual Meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card, as discussed below.

Who is entitled to vote at and attend the Annual Meeting?

Only Stockholders of record and beneficial owners of the Company’s common stock at the close of business on the record date, April 29, 2015, are entitled to receive notice of, to vote at and attend the Annual Meeting.  Each outstanding share of the Company’s common stock entitles its holder to cast one vote on each matter to be voted upon.

What is the difference between holding shares of common stock as a holder of record and as a beneficial owner?

Certain of our stockholders hold or may in the future hold their shares of common stock beneficially through a broker or other nominee rather than directly in their own name.  As summarized below, there are some distinctions between shares owned beneficially and those held of record.

Beneficial Owner:  If your shares of common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or other nominee, as the case may be.  As the beneficial owner, you have the right to direct your broker, trustee or other nominee how to vote.  The voting instruction card from your broker, trustee or other nominee contains voting instructions for you to use in directing the broker, trustee or other nominee how to vote your shares.

Because a beneficial owner is not the stockholder of record, you may not vote your shares of common stock in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.

Stockholder of Record:  If your shares of common stock are registered directly in your name with us or our stock transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares and these proxy materials are being sent directly to you by the Company.  As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.  We have enclosed or sent a proxy card for you to use.

What do I need to do to attend the Annual Meeting?

In order to be admitted to the Annual Meeting, a Stockholder must present proof of ownership of their shares on the record date.  Any holder of a proxy from a Stockholder must present the proxy, properly executed to be admitted.  Stockholders and proxyholders must also present a form of valid, government-issued photo identification, such as a driver’s license or passport.  These items must be presented in order to be admitted to the Annual Meeting.  Expired forms of identification will not be accepted.

If you do not bring proof of ownership of common stock on the record date, you will not be admitted to the Annual Meeting.  If you are a beneficial owner of common stock and your shares are held in the name of a broker, trustee or other nominee, a brokerage statement or letter from a bank or broker detailing ownership of the common stock as of the record date is an example of proof of ownership.

What constitutes a quorum?

The presence of a quorum is required for business to be conducted at the Annual Meeting.  The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding as of the record date and entitled to vote shall constitute a quorum.  As of the record date, 10,705,573 shares of common stock were outstanding and entitled to vote.  If you submit a properly executed proxy card, regardless of whether you abstain from voting, you will be considered in determining the presence of a quorum.

How do I vote?

You may vote in person at the Annual Meeting or by mail.  If you hold your shares of common stock in “street name” through a broker, trustee or other nominee, you must vote in accordance with the voting instructions provided to you by such broker, trustee or other nominee.

Voting by Mail:  If you are a holder of record of common stock and choose to vote by mail, simply complete, sign and date your proxy card and mail it in the accompanying pre-addressed envelope.  Proxy cards submitted by mail must be received by our Office of the Secretary prior to the Annual Meeting in order for your shares to be voted.  If you hold common stock beneficially in street name and choose to vote by mail, you must complete, sign and date the voting instruction card provided by your broker, trustee or other nominee and mail it in the accompanying pre-addressed envelope within the specified time period.

Voting in Person at the Annual Meeting:  If you are a record holder of common stock, you may attend and vote in person at the Annual Meeting.  If you are a beneficial owner of common stock held in the name of a broker, trustee or other nominee, you must obtain a “legal proxy,” executed in your favor, from such broker, trustee or other nominee to be able to vote in person at the Annual Meeting.  You should allow yourself enough time prior to the Annual Meeting to obtain this “legal proxy” from the holder of record.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions by mail as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.  Any vote properly cast at the Annual Meeting will supersede any previously submitted proxy or voting instructions.  For additional information, please see “Can I change my vote or revoke my proxy after I return my proxy card?” below.

How does the Board recommend I vote on the proposals?

The Board’s recommendations are set forth after the description of each proposal in this proxy statement.  In summary, the Board recommends a vote:

•	“FOR” the election of the three directors to serve on the Company’s Board as Class II directors for a term of three years, until their successors are elected and qualified (see Proposal No. 1).

•	“FOR” the ratification of the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015 (see Proposal No. 2).

How will my shares of common stock be voted if I do not indicate a vote on my proxy card?

Your shares will be voted as you indicate on the proxy card or voting instruction form, as applicable.  If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted as recommended by the Board on those items.  See the question above entitled “How does the Board recommend I vote on the proposals?”

Your shares will be voted in accordance with the discretion of the proxyholders as to any other matter that is properly presented at the Annual Meeting.

Can I change my vote or revoke my proxy after I return my proxy card?

Yes.  Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the Annual Meeting.  If you are a stockholder of record as of the record date, regardless of the way in which you submitted your original proxy, you may change it by:

•	Returning a later-dated signed proxy card to us prior to the Annual Meeting at 465 State Route 17 South, Ramsey, New Jersey 07446, Attention: Office of the Secretary;

•	Delivering a later-dated written notice of revocation to us prior to the Annual Meeting at 465 State Route 17 South, Ramsey, New Jersey 07446, Attention: Office of the Secretary; or

•	Attending the Annual Meeting and properly voting in person.

Alternatively, you may hand deliver a later-dated written notice of revocation, or later-dated signed proxy to the Secretary at the Annual Meeting before we begin voting.

If your shares of common stock are held through a broker, trustee or other nominee, you will need to contact that nominee if you wish to change your voting instructions.  You may also vote in person at the Annual Meeting if you obtain a “legal proxy” as described in the answer to the question above entitled “How do I vote?  —Voting in Person at the Annual Meeting.”  Mere attendance at the Annual Meeting will not cause your previously granted proxy to be revoked.

What vote is required to approve each proposal?

Election of Directors.  For Proposal No. 1, directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors.  Thus, the three nominees with the greatest number of votes will be elected.  Withheld votes will have no effect on the election of Class II directors.

Ratification of the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm.  For Proposal No. 2, a majority of the votes cast will be required for approval.  A majority of votes cast means that the number of votes cast “for” must exceed the number of votes “against.”  Abstentions will have no effect on Proposal No. 2, as they are not counted as votes cast.  Notwithstanding the vote standards described for this Proposal No. 2, please be advised that Proposal No. 2 is advisory only and will not be binding on the Company or the Board and will not create or imply any change in the fiduciary duties of, nor impose any additional fiduciary duty on, the Company or the Board.  However, the Board and/or the Audit Committee, as the case may be, will take into account the outcome of the votes when considering what action, if any, should be taken in response to the advisory vote by Stockholders.

A “broker non-vote” would occur only if a broker, trustee or other nominee does not have discretionary authority and has not received instructions with respect to a particular item from the beneficial owner or other person entitled to vote such shares.  Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner with respect to Proposal No. 2.  Brokers will not have discretionary voting power to vote shares with respect to Proposal No. 1.  Broker non-votes will have no effect on Proposal No. 1.

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting.  If you grant a proxy, the persons named as proxyholders will have the discretion to vote your shares of common stock on any additional matters properly presented for a vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.  If, for any reason, any of our nominees for director is not available as a candidate for director, the persons named as proxyholders will vote your proxy for such other candidate or candidates as may be nominated by the Board, or the size of the Board will be reduced.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies.  Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise.  We are required to request that any brokers, trustees and other nominees who hold shares in their names furnish our proxy materials to the beneficial owners of the shares, and we must reimburse these brokers, trustees and other nominees for the expenses of doing so in accordance with statutory fee schedules.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

The Company’s certificate of incorporation divides the Board into three classes with staggered three year terms.  The Class II directors, whose terms of office will expire at the Annual Meeting in 2015, are Steven A. Elms, Adam S. Grossman and Eric I. Richman.  At the meeting, the stockholders will be asked to elect three directors to serve for three-year terms expiring at the annual meeting of stockholders in 2018.  The Board has nominated, upon the recommendation of our Governance and Nominations Committee, the three members of the Board named below.  Proxies solicited by the Board will, unless otherwise directed, be voted to elect the three nominees named below.  Each nominee is currently serving as a director of the Company and has indicated a willingness to continue to serve.  In case any nominee is not a candidate at the meeting, the proxies named in the enclosed form of proxy intend to vote in favor of the remainder of the nominees and to vote for a substitute nominee in their discretion in such class, as they shall determine.  Information regarding the nominees as of April 29, 2015 is set forth below.

NOMINEES FOR A THREE YEAR TERM EXPIRING AT THE 2018 ANNUAL MEETING

CLASS II DIRECTORS

Steven A. Elms, 51 – Chairman

Mr. Elms has been a director of the Company since 2007.  Mr. Elms serves as a Managing Partner at Aisling Capital, which he joined in 2000.  Previously, he was a Principal in the Life Sciences Investment Banking Group of Hambrecht & Quist.  During his five years at Hambrecht & Quist, Mr. Elms was involved in over 60 financing and merger and acquisition transactions, helping clients raise in excess of $3.3 billion in capital.  Prior to joining Hambrecht & Quist, Mr. Elms traded mortgage-backed securities at Donaldson, Lufkin & Jenrette.  His previous healthcare sector experience includes over two years as a pharmaceutical sales representative for Marion Laboratories and two years as a consultant for The Wilkerson Group.  Mr. Elms currently serves on the boards of directors of Cidara Therapeutics, Inc., Loxo Oncology, Inc. and Pernix Therapeutics Holdings Inc.  Mr. Elms received a B.A. in Human Biology from Stanford University and an M.B.A. from Kellogg Graduate School of Management at Northwestern University.  Mr. Elms was chosen to serve on the Board of Directors because of his valuable experience in the investment and investment banking industry, particularly with respect to strategic and financing transactions.

Adam S. Grossman, 38 – Founder, Director, President and Chief Executive Officer

Mr. Grossman has been a director of the Company since 2007, has served as the Company’s President and Chief Executive Officer since October 2011 and as the Company’s President and Chief Operating Officer between 2007 and October 2011.  Mr. Grossman has over 20 years of experience in the blood and plasma industry.  Prior to founding the Company, Mr. Grossman was the Executive Vice President of National Hospital Specialties and GenesisBPS, a position he held between 1994 and 2011.  He has experience in launching new products, building and managing national and international sales forces, managing clinical trials and completing numerous business development transactions.  Previously, he worked at MedImmune, Inc., where he worked on marketing teams for RSV and CMV immunoglobulins and at the American Red Cross, where he launched new products with the Biomedical Services division.  Mr. Grossman received a B.S. in Business Administration, with a specialization in International Business and Marketing, from American University.  Mr. Grossman is the son of Dr. Jerrold B. Grossman, our Vice Chairman.  Mr. Grossman was chosen to serve on the Board because, as the Company’s Chief Executive Officer, he is able to provide the Board with critical insight into the day-to-day operations of the Company.

Eric I. Richman, 54 – Director

Mr. Richman has been a director of the Company since 2007.  Mr. Richman served as the President and Chief Executive Officer of biotech company PharmAthene, Inc. between October 2010 and March 2015.  He served as the President and interim Chief Executive Officer of PharmAthene between May and October 2010, as President and Chief Operating Officer between March and May 2010 and as Senior Vice President, Business Development and Strategic Planning between August 2003 and March 2010.  He has also served on PharmAthene’s board of directors since May 2010.  Prior to joining PharmAthene, Mr. Richman held various commercial and strategic positions of increasing responsibility over a 12 year period at MedImmune, Inc. from its inception and was Director, International Commercialization at that company.  Mr. Richman served as director of Lev Pharmaceuticals and Chairman of its Commercialization Committee and served as a director of American Bank.  Mr. Richman received a Bachelor of Science in Biomedical Science from the Sophie Davis School of Biomedical Education and a Master of Business Administration from the American Graduate School of International Management.  Mr. Richman was chosen to serve on the Board of Directors because of his experience in the development and commercialization of plasma-derived products and experience as an executive officer of PharmAthene.

The Board unanimously recommends that Stockholders vote “FOR” the election of each of the nominees for director named above.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2016 ANNUAL MEETING

Jerrold B. Grossman D.P.S., 67 - Founder and Vice Chairman

Dr. Grossman has been a director of the Company since 2007.  He served as the Chief Executive Officer of ADMA, on a part-time basis, between 2007 and October 2011.  He is the founder and Chief Executive Officer of National Hospital Specialties, a specialty plasma derivatives distribution business, and has served as Chief Executive Officer of that company since 1980.  Additionally, Dr. Grossman is the founder and President of GenesisBPS, a medical device firm specializing in blood collection and processing equipment, and has served as President of that company since 1990.  Previously, he has held positions at the New York Blood Center, Immuno-U.S., Inc. and previously served as the Chairman of the Board of Bergen Community Blood Services.  Currently, Dr. Grossman is a member of the New Jersey Blood Bank Task Force and a founder and director of the New Jersey Association of Blood Bank Professionals. He is a founder and director of Pascack Bancorp, Inc. and is currently a member of its audit committee.  Dr. Grossman has also provided consulting services to various government agencies and international organizations.  He received a B.A. in Economics and Finance from Fairleigh Dickinson University, an M.B.A. from Fairleigh Dickinson University, and his D.P.S. in Business Management from Pace University.  Dr. Grossman is the father of Adam S. Grossman, our President and Chief Executive Officer.  He was chosen to serve on the Board of Directors because of his role as our founder and past CEO, as well as his more than 35 years of experience serving a variety of companies and associations in the blood and plasma industry.

Lawrence P. Guiheen, 64 - Director

Mr. Guiheen, who became a director of the Company in July 2012, has over 25 years of experience in the blood and plasma industry.  Since July 2013, Mr. Guiheen has been Chief Commercial Officer of Kedrion BioPharma,Inc, based in Barga, Italy and Fort Lee, New Jersey.  Kedrion markets therapies globally for hemophilia, hemolytic disease of the newborn, immune and neurological disorders.  Prior to July 2013, Mr. Guiheen was principal of Guiheen and Associates, a consulting group that specializes in biopharmaceutical, pharmaceutical and medical device commercialization. Before July 2011, Mr. Guiheen was with Baxter Healthcare Corporation for over 30 years. Most recently he held the positions of General Manager Global Hemophilia Franchise (from December 2010), President of Global BioPharmaceuticals for Baxter Healthcare's BioScience Division (March 2010 – December 2010) and President of BioPharmaceuticals US (January 2004 – March 2010). Mr. Guiheen had been a member of the BioScience Senior Management Team for over 14 years and has extensive experience leading global and domestic commercial organizations in the plasma and recombinant therapies. Mr. Guiheen is past Chairman of the Global Board of Directors for the Plasma Proteins Therapeutics Association (PPTA) and a past member of the Board of Directors of California Healthcare Institute (CHI).  Mr. Guiheen holds a Bachelor of Arts degree in business administration from Rutgers University. Mr. Guiheen was chosen to serve on the Board of Directors because of his extensive experience in the plasma and pharmaceutical industries.

CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

Dov A. Goldstein, M.D., 47 – Director

Dr. Goldstein has been a director of the Company since 2007.  Dr. Goldstein has been a partner at Aisling Capital since 2008 and was employed as a principal at Aisling Capital from 2006 to 2008.  Dr. Goldstein has served as the Chief Financial Officer of Loxo Oncology, Inc. between July 2014 and January 2015, and has been its acting Chief Financial Officer since January 2015.  From 2000 to 2005, Dr. Goldstein served as Chief Financial Officer of Vicuron Pharmaceuticals, Inc., which was acquired by Pfizer, Inc. in September 2005. Prior to joining Vicuron, Dr. Goldstein was Director of Venture Analysis at HealthCare Ventures. Dr. Goldstein also completed an internship in the Department of Medicine at Columbia-Presbyterian Hospital. Dr. Goldstein serves as a director of Cempra, Inc. and Esperion Therapeutics, Inc.  Dr. Goldstein currently serves as a director of Esperion Therapeutics, Inc., Cempra, Inc., Durata Therapeutics, Inc. and Loxo Oncology, Inc.  Dr. Goldstein received a B.S. from Stanford University, an M.B.A. from Columbia Business School and an M.D. from Yale School of Medicine. ADMA believes that Dr. Goldstein’s medical training, his experience in the biopharmaceutical industry as a venture capital investor, as an executive of Vicuron and a member of the boards of directors of other biopharmaceutical companies, as well as his valuable perspective on ADMA's business, give him the qualifications and skills to serve as a director.

Bryant E. Fong, 42 – Director

Mr. Fong, who became a director of the Company in May 2012, has over 19 years of experience in the life sciences industry. Mr. Fong is a founding Managing Director and General Partner at Biomark Capital Fund, a life sciences venture capital firm formed in 2013. Prior to BioMark Capital, Mr. Fong was a Managing Director and General Partner of Burrill & Company, where he spent almost 16 years investing in and managing investments in private and public companies in the biotechnology industry. Some of Mr. Fong's most notable investments include Pharmasset (VRUS), Novadaq Technologies (NVDQ), Galapagos (GLPG), Ceptaris Therapeutics and Ferrokin Biosciences. In addition, Mr. Fong has played key roles in the formation of a number of portfolio companies including serving as Nora Therapeutic’s first president and founder and initial CEO of i2Dx. Prior to joining Burrill & Company, Mr. Fong held positions as a research scientist with two early stage biotechnology companies located in the San Francisco Bay Area. Mr. Fong currently serves on the boards of directors of a number of private life science companies. Mr. Fong earned his B.S. with honors in Molecular and Cell Biology-Biochemistry from the University of California, Berkeley. He was chosen by Biomark Capital to serve on the Board of Directors because of his extensive experience in the biotechnology industry.

PROPOSAL NO. 2:
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed CohnReznick LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.  In connection with this appointment, CohnReznick LLP will examine and report to Stockholders on the consolidated financial statements of the Company and its subsidiaries for 2015.

Although not required, the Board has put this proposal before the Stockholders because it believes that seeking Stockholders’ ratification of the Audit Committee’s appointment of our independent registered public accounting firm is good corporate practice.  This vote is only advisory, however, because the Audit Committee has the sole authority to retain and dismiss our independent registered public accounting firm.  If the appointment of CohnReznick LLP is not ratified, the Audit Committee will evaluate the basis for the Stockholders’ vote when determining whether to continue the firm’s engagement.  Even if the appointment is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its Stockholders.

Representatives of CohnReznick LLP are expected to be present at the Annual Meeting and are expected to be available to respond to appropriate questions from Stockholders.  They also will have the opportunity to make a statement if they desire to do so.

The Board unanimously recommends that Stockholders vote “FOR” the ratification of the Audit Committee’s appointment of CohnReznick LLP as our independent registered public accounting firm for 2015.

Principal Accountant Fees and Services

Audit Fees, Audit Related Fees, Tax Fees and Other Fees

During the fiscal years ended December 31, 2013 and December 31, 2014, the Company had retained CohnReznick LLP, to provide audit and other services as follows:

	2013	2014
Audit Fees (1)	$354,126	$269,083
Audit Related Fees (2)	-	-
Tax Fees (3)	12,000	34,000
All Other Fees (4)	-	-
TOTAL	$366,126	$303,083

(1) Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements included in our Annual Report on Form 10-K, the review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, the professional services rendered relating to the Company in connection with public offerings of securities, related comfort letters and services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements.  For the fiscal years ended December 31, 2013 and 2014, fees for professional services billed by CohnReznick LLP were $354,126 and $269,083, respectively.

(2) Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”  This category includes fees related to non-routine SEC filings.  For the fiscal years ended December 31, 2013 and 2014, fees for professional services billed by CohnReznick LLP were $0 and $0, respectively.

(3) Tax Fees were billed for services including assistance with tax compliance and the preparation of tax returns, tax consultation services, assistance in connection with tax audits and tax advice related to mergers, acquisitions and dispositions.  For the fiscal years ended December 31, 2013 and 2014, fees for professional services billed by CohnReznick LLP were $12,000 and $34,000, respectively.

(4) All Other Fees were $0 for each of the fiscal years ended December 31, 2013 and 2014.

Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee requires pre-approval of all audit and non-audit services in one of two methods.  Under the first method, the engagement to render the services would be entered into pursuant to pre-approval policies and procedures established by the Audit Committee, provided (i) the policies and procedures are detailed as to the services to be performed, (ii) the Audit Committee is informed of each service, and (iii) such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934 (the "Exchange Act") to the Company’s management.  Under the second method, the engagement to render the services would be presented to and pre-approved by the Audit Committee (subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit).  The Chairman of the Audit Committee has the authority to grant pre-approvals of audit and permissible non-audit services by the independent registered public accounting firm, provided that all pre-approvals by the Chairman must be presented to the full Audit Committee at its next scheduled meeting.

Report of the Audit Committee

The following Report of the Audit Committee shall not be deemed incorporated by reference into any of our filings under the Securities Act of 1933 or the Exchange Act, except to the extent we specifically incorporate it by reference therein.

The Audit Committee reviews our financial reporting process on behalf of our Board.  Management has the primary responsibility for the financial statements, the reporting process and maintaining our system of internal control over financial reporting.  Our independent registered public accounting firm was engaged to audit and express opinions on the conformity of our financial statements to generally accepted accounting principles in the United States.

The Audit Committee of the Board has:

•	Reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2014 with management;

•	Discussed with CohnReznick LLP the matters required to be discussed in accordance with Auditing Standard No. 16-Communications with Audit Committees; and

•
Received written disclosures and a letter from CohnReznick LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding CohnReznick LLP communications with the Audit Committee and the Audit Committee further discussed with CohnReznick LLP their independence.  The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and CohnReznick LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Submitted by the members of the Audit Committee: Eric I. Richman, Chair Lawrence P. Guiheen Bryant E. Fong

CORPORATE GOVERNANCE

Director Independence

Under the corporate governance standards of the Nasdaq Capital Market, a majority of the members of our Board must satisfy Nasdaq’s criteria for “Independent Directors”, as modified or supplemented from time to time.  In making this determination, our Board considers, among other things, transactions and relationships between each director and his immediate family and the Company, including those reported in this Schedule 14A “Certain Relationships and Related Transactions, and Director Independence.”  The Nasdaq independence standards include a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the company, to determine whether any such relationships or transactions are material and, therefore, inconsistent with a determination that the directors are independent.  On the basis of such review and its understanding of such relationships and transactions, our Board has determined that at least four of our Board members, Mr. Richman, Dr. Goldstein, Mr. Fong and Mr. Guiheen, are independent directors.

Nominating Rights

Our Board includes designees of certain of our stockholders.  Bryant E. Fong is the designee of Burrill Capital Fund IV, LP, or Burrill, which subsequently changed its name to Biomark Capital Fund IV LP, Steven Elms is the designee of Aisling Capital II, L.P., or Aisling, and Dr. Jerrold B. Grossman is the designee of Jerrold and Adam Grossman and their related entities, or the Grossman Group.  Burrill, Aisling and the Grossman Group were lead investors in the 2012 Financing.  Each of the lead investors is entitled to designate one nominee to our Board for as long as it owns 50% of the shares of common stock that it owned immediately following the closing of the 2012 Financing.

Board Leadership Structure

Our Board is comprised of seven directors, of which four are independent in accordance with Nasdaq Marketplace Rules.  Presently, the Board has the following standing committees:  Audit Committee, Compensation Committee, and Governance and Nominations Committee.  Each of the standing committees is comprised solely of independent directors.  In accordance with Nasdaq Marketplace Rules, our Audit Committee is responsible for overseeing risk management and updates the full Board periodically.

To assure effective and independent oversight of management, our Board currently operates with the roles of Chief Executive Officer and Chairman of the Board separated in recognition of the differences between these two roles in the management of the Company.  Although our Board does not have a policy as to whether the same individual may serve as both Chairman and Chief Executive Officer, or if the roles must be separate, our Board believes that its current leadership structure provides the most effective leadership model for our Company.  By permitting more effective monitoring and objective evaluation of the Chief Executive Officer’s performance, this structure increases the accountability of the Chief Executive Officer.  A separation of the Chief Executive Officer and Chairman roles also prevents the former from controlling the Board’s agenda and information flow, thereby reducing the likelihood that the Chief Executive Officer would abuse his power.

Meetings of the Board and its Committees

The Board held a total of six meetings during the fiscal year ended December 31, 2014.  In addition, our Board’s Audit Committee held a total of five meetings, while our Compensation Committee and Governance and Nominations Committee each held one meeting in 2014.  Each Director attended in person or telephonically 100% of the meetings held by the Board and all committees thereof on which he served.  The last annual meeting of stockholders was held on June 19, 2014.

Board Committees

The following section describes the standing committees of our Board.  The charter of each Board Committee is available free of charge on our website, www.admabiologics.com, under “Investors—Corporate Governance” or by directing a written request to our Corporate Secretary c/o ADMA Biologics, Inc., at 465 State Route 17 South, Ramsey, New Jersey 07446.

Audit Committee

The members of our Audit Committee are Eric I. Richman (Chair), Lawrence P. Guiheen and Bryant E. Fong.  The Board has adopted a written Audit Committee Charter.  The composition and responsibilities of the Audit Committee, as reflected in its charter (as amended on October 22, 2014) are intended to be in accordance with applicable rules of the SEC for corporate audit committees and listing requirements of Nasdaq.  Our Board has determined that each committee member meets the definition of “independent director” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules and the additional independence criteria for members of audit committees specified in the Nasdaq Marketplace Rules and Rule 10A-3 under the Exchange Act.  Our Board has determined that Mr. Richman, the chairman of the Audit Committee, qualifies as an “audit committee financial expert,” as such term is defined by SEC rules.

The primary functions of the Audit Committee are to:  (i) review the financial reports and other financial information prepared by the Company for submission to any governmental or regulatory body or the public and monitor the integrity of such financial reports; (ii) review the Company’s systems of internal controls established for finance, accounting, legal compliance and ethics; (iii) review the Company’s accounting and financial reporting processes generally and the audits of the financial statements of the Company; (iv) monitor compliance with legal regulatory requirements; (v) monitor the independence and performance of the Company’s registered independent public accounting firm; and (vi) provide effective communication between the Board, senior and financial management and the Company’s registered independent public accounting firm.

The Audit Committee is also responsible for addressing matters of accounting policy with our independent accountants.  In discharging its role, the Audit Committee is empowered to investigate any matter within the scope of its responsibilities with full access to all of our books, records, facilities and personnel.  The Audit Committee also has the power to retain special legal, accounting and other advisors as it deems necessary to carry out its duties.

Compensation Committee

The members of our Board’s Compensation Committee are Dr. Goldstein (Chairman), Mr. Richman and Mr. Fong.  Our Board has determined that all members of the Compensation Committee are “independent directors” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules, and in accordance with the requirements of Section 952 of the Dodd-Fran Wall Street Reform and Consumer Protection Act.  Each member of the Compensation Committee also qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee is responsible for ensuring that the Company's compensation program is:  effective in attracting and retaining the Company's Chief Executive Officer, the Company's other executive officers, the Company's other officers and the Company's non-management directors; administered fairly and in our stockholders' interests; and in compliance with the applicable compensation rules, regulations and guidelines promulgated by Nasdaq, the SEC, and other law, as amended from time to time.  The Compensation Committee reviews and recommends to the Board appropriate executive compensation policies, compensation of the directors and officers, and executive and employee benefit plans and programs, and is responsible for overseeing such policies, compensation, plans and programs approved by the Board, and where appropriate, by our stockholders. In connection with its evaluations and determinations in each of 2014 and 2015, the Compensation Committee retained the services of an independent compensation consultant.

Compensation of our President and Chief Executive Officer, including salary, bonus, restricted securities, stock options and certain other arrangements, is recommended to the Board for determination, by the Compensation Committee.  The President and Chief Executive Officer, or any other officer for whom compensation is being discussed or determined, is not permitted to be present at meetings at which their respective compensation or performance is discussed or determined.

Under the Compensation Committee Charter, our President and Chief Executive Officer and our Chairman of the Board may recommend to the Compensation Committee individual compensation awards for our officers.  The Compensation Committee would then have to review the recommendation and make its own recommendation to the Board.

The Compensation Committee may also form, and delegate its authority to, subcommittees or other committees of the Board when deemed appropriate.  In addition, the Compensation Committee may retain special legal counsel, compensation or other consultants to advise it on compensation matters or as it deems appropriate.

Governance and Nominations Committee

The members of our Board’s Governance and Nominations Committee are Mr. Guiheen (Chairman), Mr. Fong and Mr. Richman.  Our Board has determined that all members of the Governance and Nominations Committee are “independent directors”, as defined by the Nasdaq qualification standards.

The Governance and Nominations Committee’s role and responsibilities are set forth in the Governance and Nominations Committee’s written charter and include evaluating and making recommendations to the full Board the persons to be nominated for election as directors at any meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board, develop and recommend to the Board a set of corporate governance principles applicable to the Company, and oversee the evaluation of the Board through annual assessment by the Governance and Nominations Committee of the performance of each member of the Board. In evaluating independence of directors, the Governance and Nominations Committee considers many factors and has taken the position that a director could be considered independent despite being affiliated with a significant shareholder.

In identifying candidates for membership on the Board, the Governance and Nominations Committee takes into account all factors it considers appropriate, which may include (a) ensuring that the Board, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “audit committee financial expert,” as that term is defined by the rules of the SEC), local or community ties and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially.  The Committee also may consider the extent to which the candidate would fill a present need on the Board.

The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to the ability of the Board to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure.  Accordingly, the process of the Governance and Nominations Committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the Governance and Nominations Committee’s criteria for membership on the Board, whom the Governance and Nominations Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.  The Governance and Nominations Committee will identify and/or solicit recommendations for new candidates when there is no qualified and available incumbent.

The Governance and Nominations Committee will consider nominees recommended by stockholders.  There are no differences in the manner in which the committee evaluates nominees for director based on whether the nominee is recommended by a stockholder.  Stockholders who would like to have our Governance and Nominations Committee consider their recommendations for nominees for the position of director, should submit their recommendations, in a timely manner, in accordance with the procedures set forth below, in writing to:  Corporate Secretary, ADMA Biologics, Inc., 465 State Route 17 South, Ramsey, New Jersey 07446.

For nominations, a stockholder’s notice must include:  (i) as to each person whom the stockholder proposes to nominate for election as a director, (A) the name, age, business address and residential address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of stock of the Company that are beneficially owned by such person, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Exchange Act, and (E) the written consent of the nominee to be named in the proxy statement as a nominee and to serve as a director if elected and (ii) as to the stockholder giving the notice, (A) the name, business address, and residential address, as they appear on our stock transfer books, of the nominating stockholder, (B) a representation that the nominating stockholder is a stockholder of record and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (C) the class and number of shares of stock of the Company beneficially owned by the nominating stockholder and (D) a description of all arrangements or understandings between the nominating stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the nominating stockholder.

Code of Ethics

We are committed to quality, innovation and above all, ethical professional conduct.  Our Code of Ethics and Business Conduct Standards, or the Code, applies to all directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, and contains the general guidelines for conducting the business of the Company and its subsidiaries and affiliates.

It is the policy of the Company to conduct its business in a matter that meets the highest ethical and moral standards to comply strictly with all laws and regulations governing its operations.  The overall purpose of the Code is to ensure compliance of general guidelines for conducting the business of the Company consistent with the understanding of Company personnel of the Company’s standards of ethical business practices, laws, rules and regulations.  The Code includes provisions relating to compliance with all laws and regulations governing its operations, compliance with Regulation FD, conduct regarding business activity (including conflicts of interest, corporate opportunities, gifts and favors, insider trading and tipping, acting in the best interest of the Company, confidentiality, fair dealing, antitrust, accuracy of financial records and representations and Company’s commitment to providing a safe, orderly, diverse and tolerant work environment that is free of any discrimination or harassment ), conduct regarding outside activity (including responsible citizenship and political activity), conduct regarding the Company's facilities and property (including professional and personal use of the Company’s information systems and assets), waivers of the code, and encourages contact with the Company's Chief Compliance Officer.

  All of our directors, officers and employees are expected to be familiar with the Code and to adhere to those principles and procedures set forth in the Code that apply to them.  The Company has posted the Code, and will post any amendments to the Code, as well as any waivers that are required to be disclosed by the rules of the SEC, on the Company’s web site at www.admabiologics.com.  A copy of our Code will also be provided to any person requesting same without charge.  To request a copy of our Code, please make written request to our Corporate Secretary c/o ADMA Biologics, Inc., 465 State Route 17 South, Ramsey, New Jersey 07446.

Stockholder Communications

Any stockholder or other interested party who wishes to communicate directly with the Board as a group or any individual member of the Board, including any of our independent directors, should write to:  The Board, c/o ADMA Biologics, Inc., 465 State Route 17 South, Ramsey, New Jersey 07446, Attention:  Corporate Secretary.

Relevant communications will be distributed to any or all directors as appropriate depending on the facts and circumstances outlined in the individual communication.  In accordance with instructions from the Board, the Corporate Secretary reviews all correspondence, organizes the communications for review by the Board and distributes such communications to the full Board, to the independent directors or to one or more individual members, as appropriate.  In addition, at the request of the Board, communications that do not directly relate to our Board’s duties and responsibilities as directors will be excluded from distribution.  Such excluded items include, among others, “spam,” advertisements, mass mailings, form letters, and email campaigns that involve unduly large numbers of similar communications; solicitations for goods, services, employment or contributions; and surveys.  Additionally, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will also be screened for omission.  Any excluded communication will be made available to any director upon his or her request.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our records reflect that all reports which were required to be filed pursuant to Section 16(a) of the Exchange Act, were filed on a timely basis.  An Annual Statement of Beneficial Ownership on Form 5 is not required to be filed if there are no previously unreported transactions or holdings to report.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of our common stock as of April 29, 2015, except as noted below, by:

•	each of our directors;

•	each of our Named Executive Officers (as defined in Item 402(m)(2) of Regulation S-K);

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

•	all of our directors and executive officers as a group.

Shares of our common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of April 29, 2015 are deemed to be beneficially owned and outstanding for purposes of computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person.  Except as indicated in the footnotes below, each holder listed below possesses sole voting and investment power with respect to their shares and such holder’s address is c/o ADMA Biologics, Inc., 465 State Route 17 South, Ramsey, New Jersey 07446.  An asterisk (*) denotes less than 1%.  The information is not necessarily indicative of beneficial ownership for any other purpose.  Percentage ownership calculations for beneficial ownership are based on 10,705,573 shares of common stock outstanding as of April 29, 2015.  This table does not give effect to any acquisitions of our common stock by any of the persons below that have occurred after April 29, 2015.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent (1)

Dr. Jerrold B. Grossman (2)	661,867	6.13%
Adam S. Grossman (3)	939,525	8.53%
Steven A. Elms (4)	3,651,790	33.97%
Dov A. Goldstein, M.D. (5)	21,809	*
Eric I. Richman (6)	46,576	*
Bryant E. Fong (7)	1,455,113	13.56%
Lawrence P. Guiheen (8)	26,593	*
Brian Lenz (9)	87,609	*
James Mond, M.D., Ph.D. (10)	113,290	1.05%
All directors and executive officers as a group (9 persons)	7,004,174	64.94%

Owners of 5% of our common stock
Aisling Capital II LP (11)	3,651,790	33.97%
Biomark Capital Fund IV LP (12)	1,442,872	13.56%
Broadfin Capital, LLC (13)	964,193	9.01%
Consonance Capital Management LP (14)	877,407	8.20%
Hariden, LLC (15)	580,957	5.83%
Maggro, LLC (16)	528,016	4.93%
* Less than 1%.

(1)           Based on 10,705,573 shares of common stock outstanding.

(2)           528,016 shares are owned by Maggro, LLC (“Maggro”).  Dr. Grossman is the managing member of Maggro and the Vice Chairman of the Company.  See footnote 12.  Also includes options to purchase 83,793 shares of common stock but does not include options to purchase 16,068 shares of common stock, which have not vested and will not vest within 60 days.

(3)           580,957 shares are owned by Hariden, LLC (“Hariden”).  Mr. Grossman is the managing member of Hariden as well as a director and the President and Chief Executive Officer of the Company.  See footnote 13.  Also includes options to purchase 312,468 shares of common stock but does not include options to purchase 158,272 shares of common stock which have not vested and will not vest within 60 days.

(4)           Amount includes options to purchase 21,809 shares, but does not include options to purchase 13,028 shares of common stock, which have not vested and will not vest within 60 days.  Amount also includes options to purchase 21,809 shares (and excludes options to purchase 13,028 shares, which have not vested and will not vest within 60 days) held by Dr. Goldstein for the benefit of Aisling.  Mr. Elms is the Chairman of the Company’s Board.  As a Managing Member of Aisling Partners, a control person of Aisling (see footnote 11), and as a member of the six member investment committee of Aisling’s General Partner, Mr. Elms may be deemed to be the beneficial owner of shares of common stock owned of record by Aisling.  The address for Mr. Elms is 888 Seventh Avenue, 30th Floor, New York, New York 10106.

(5)           Amount includes options to purchase 21,809 shares, but does not include options to purchase 13,028 shares of common stock, which have not vested and will not vest within 60 days.  Dr. Goldstein is a partner at Aisling (see footnote 11) but does not have the power to dispose of or vote any of the common stock owned by Aisling.  The address for Dr. Goldstein is 888 Seventh Avenue, 30th Floor, New York, New York 10106.

(6)           Amount includes options to purchase 43,076 shares of common stock but does not include options to purchase 16,068 shares of common stock, which have not vested and will not vest within 60 days.  Mr. Richman is a director of the Company.

(7)           Amount includes options to purchase 21,809 shares, but does not include options to purchase 13,028 shares, which have not vested and will not vest within 60 days.  Mr. Fong was Burrill’s (Biomark’s predecessor) designee on the Company’s Board.  He is deemed to beneficially own the common stock held by Biomark as described in footnote 14.  Mr. Fong disclaims beneficial ownership of Biomark’s investment in the Company, except to the extent of his pecuniary interest therein.  The address for Mr. Fong is 450 Sansome Street, Suite 1005, San Francisco, California 94111.

(8)           Amount includes options to purchase 20,593 shares, does not include options to purchase 14,244 shares, which have not vested and will not vest within 60 days, and includes 1000 shares held beneficially by the Guiheen Trust.  Mr. Guiheen is joint trustee of the Guiheen Trust.  Mr. Guiheen is a director of the Company.

(9)           Amount includes options to purchase 82,609 shares, but does not include options to purchase 58,613 shares, which have not vested and will not vest within 60 days.  Mr. Lenz is Vice President and Chief Financial Officer of the Company.

(10)           Amount includes options to purchase 110,671 shares, but does not include options to purchase 75,625 shares, which have not vested and will not vest within 60 days.  Dr. Mond is Executive Vice President and Chief Scientific and Medical Officer of the Company.

(11)           The shares directly held by Aisling are deemed to be beneficially owned by Aisling Capital Partners, LP (“Aisling GP”), as general partner of Aisling, Aisling Capital Partners, LLC (“Aisling Partners”), as general partner of Aisling GP, and each of the individual managing members of Aisling Partners.  The individual managing members (collectively, the “Managers”) of Aisling Partners are Dennis Purcell, Dr. Andrew Schiff and Steve Elms.  Aisling GP, Aisling Partners, and the Managers may share voting and dispositive power over the shares owned of record by Aisling.  The address for Aisling GP, Aisling Partners, and the Managers is 888 Seventh Avenue, 30th Floor, New York, New York 10106.  The information in the preceding sentences is based on Aisling’s Schedule 13D filed with the SEC on October 23, 2013.  Amount includes options to purchase 43,619 shares held by Mr. Elms and Dr. Goldstein for the benefit of Aisling, but does not include options to purchase an aggregate of 26,056 shares held by Mr. Elms and Dr. Goldstein for the benefit of Aisling, which have not vested and will not vest within 60 days.  See footnotes 4 and 5.

(12)           The shares directly held by Biomark are deemed to be beneficially owned by Biomark Capital Fund IV GP LLC (“Biomark GP”), and each of the individual managing directors of Biomark GP.  The individual managing directors (collectively, the “Managers”) of Biomark GP, who are members of the investment committee of Biomark GP, are Bryant E. Fong, Douglas Lind and David Wetherell.  Biomark GP and the Managers may share voting and dispositive power over the shares owned of record by Biomark.  The address for Biomark GP and the Managers is 450 Sansome Street, Suite 1005, San Francisco, California 94111.  The information in the preceding sentences is based on Burrill Capital fund IV, L.P.’s Schedule 13D filed with the SEC on October 28, 2013.  Burrill Capital Fund IV, L.P. changed its legal name to “Biomark Capital Fund IV LP” on November 6, 2013.  Amount includes options to purchase 21,809 shares of common stock held by Mr. Fong for the benefit of Biomark, but does not include options to purchase 13,028 shares held by Mr. Fong for the benefit of Biomark, which have not vested and will not vest within 60 days.  See also footnote 7.

(13)           The address of Broadfin Capital, LLC is 300 Park Avenue, 25th Floor, New York, NY 10022.  Share ownership reported above is based on a Form 13G filed by Broadfin Capital, LLC on March 19, 2015.

(14)           The address of Consonance Capital Management LP is 1370 Avenue of the Americas, Suite 3301, New York, NY 10019.  Share ownership reported above is based on a Form 13G filed by Consonance Capital Management LP on February 17, 2015.

(15)           The managing member of Hariden LLC is Adam S. Grossman, who is, therefore, deemed to be the beneficial owner of the securities held by Hariden LLC.  See also footnote 3.

 (16)           The managing member of Maggro LLC is Dr. Jerrold B. Grossman, who is, therefore, deemed to be the beneficial owner of the securities held by Maggro LLC.  See also footnote 2.

EXECUTIVE OFFICERS AND DIRECTOR AND OFFICER COMPENSATION

Director Compensation

The following table sets forth the compensation paid to non-executive directors for the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Total ($)
Steven A. Elms (3)	64,000	45,600	109,600
Dr. Jerrold B. Grossman	64,000	45,600	109,600
Dov A. Goldstein, M.D. (3)	44,000	45,600	89,600
Eric I. Richman	58,000	45,600	103,600
Bryant E. Fong (4)	51,000	45,600	96,600
Lawrence P. Guiheen	52,000	45,600	97,600

(1)           The amounts reflected in this column represent the cash fees earned by non-executive directors for services during 2014.  Fees earned are based on membership on the Board, committee membership and committee leadership positions.  Please refer to our general policy on compensation of the members of our Board below in the section entitled “General Policy Regarding Compensation of Directors.”

(2)           The amounts in this column represent the aggregate grant date fair value for stock option awards issued during 2014 computed in accordance with FAS ASC Topic 718.  Please see footnote (2) to the Summary Compensation Table below for relevant assumptions made.  As of December 31, 2014, the aggregate number of option awards outstanding (vested and unvested) for Dr. Grossman was 90,861, for Mr. Elms was 25,837, for Dr. Goldstein was 25,837, for Mr. Richman was 50,144, for Mr. Fong was 25,837 and for Mr. Guiheen was 25,837.  The amounts in this column do not include stock option awards granted to each non-executive director on January 30, 2015 to purchase 9,000 shares of common stock.

(3)           Board fees and option grants paid to Mr. Elms and Dr. Goldstein are assigned to Aisling.

(4)           Mr. Fong joined our Board in February 2012.  Board fees and option grants paid to Mr. Fong are assigned to Biomark.

General Policy Regarding Compensation of Directors

The Board approved a Board compensation program pursuant to which each director of the Company will be paid a cash retainer of $34,000.  The Chairman and Vice-Chairman will each be paid an additional fee of $30,000.  The Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Governance and Nominations Committee will each be paid $15,000, $10,000 and $10,000, respectively.  Members of the Audit Committee, the Compensation Committee and the Governance and Nominations Committee will each be paid a retainer of $8,000, $5,000 and $4,000, respectively.  The Company will disburse to each member of the Board 50% of each member's annual Board and Committee fees on January 1 and the remaining 50% on July 1 of each year.

Information regarding compensation for those of our directors who are also employees is set forth in the Executive Compensation – Summary Compensation Table below.

Executive Officers

Adam S. Grossman, 38 – Founder, Director, President and Chief Executive Officer.

Mr. Grossman has been a director of the Company since 2007, has served as the Company’s President and Chief Executive Officer since October 2011 and as the Company’s President and Chief Operating Officer between 2007 and October 2011.  Mr. Grossman has over 20 years of experience in the blood and plasma industry.  Prior to founding the Company, Mr. Grossman was the Executive Vice President of National Hospital Specialties and GenesisBPS, a position he held between 1994 and 2011.  He has experience in launching new products, building and managing national and international sales forces, managing clinical trials and completing numerous business development transactions.  Previously, he worked at MedImmune, Inc., where he worked on marketing teams for RSV and CMV immunoglobulins and at the American Red Cross, where he launched new products with the Biomedical Services division.  Mr. Grossman received a B.S. in Business Administration, with a specialization in International Business and Marketing, from American University.  Mr. Grossman is the son of Dr. Jerrold B. Grossman, our Vice Chairman.

Brian Lenz, 43 – Chief Financial Officer.

Mr. Lenz joined the Company as Chief Financial Officer in May 2012.  Mr. Lenz was previously employed by CorMedix Inc., a developmental-stage pharmaceutical and medical device company, where he held the position of Chief Financial Officer from February 2010 and Chief Operating Officer and Chief Financial Officer from January 2012 to May 2012.  Prior to joining CorMedix, Mr. Lenz was Chief Financial Officer of Arno Therapeutics from July 2008 to February 2010, Chief Financial Officer of VioQuest Pharmaceuticals from April 2004 to June 2008, Controller of Chiral Quest, Inc., a subsidiary of VioQuest Pharmaceuticals, from October 2003 to March 2004, Controller of Smiths Detection from July 2000 to October 2003, and senior auditor at KPMG LLP from October 1998 to July 2000.  Mr. Lenz received a B.S. from Rider University; an M.B.A. from Saint Joseph’s University and is a licensed Certified Public Accountant.

James Mond, M.D., Ph.D., 69 – Chief Scientific and Medical Officer.

Dr. Mond joined the Company as Chief Scientific and Medical Officer in July 2012.  Dr. Mond was most recently Chief Scientific Officer and Executive Vice President at Biosynexus, where he was responsible for the preclinical and clinical development of three drug candidates from December 1999 through June 2011.  Biosynexus engaged in immunological and non-immunologic approaches to treat and prevent staphylococcus infections.  Dr. Mond also functioned as its Chief Medical Officer and had involvement with the Food and Drug Administration in designing clinical studies.  While at Biosynexus, Dr. Mond served as Chief Medical Officer for a Phase III clinical trial that was run in 93 neonatal intensive care units in Europe and North America.  Prior to that time, he was professor of Medicine, Rheumatology and Immunology at the Uniformed Services University of the Health Sciences in Bethesda, Maryland, actively practicing internal medicine, rheumatology and teaching medical students.  Dr. Mond’s laboratory invented a vaccine technology that was licensed to GlaxoSmithKline and is currently the basis of a number of pediatric vaccines that are commercialized globally.  Dr. Mond also led the laboratory of Immunology at the Uniformed Services University of the Health Sciences and authored 168 papers published in peer reviewed scientific journals and 20 invited articles and book chapters.  He has over 20 issued patents in the area of vaccines.  Dr. Mond received his M.D and Ph.D. from the New York University Medical School.

Executive Compensation

Summary Compensation Table

The following table sets forth, for the periods indicated, all of the compensation awarded to, earned by or paid to (i) each individual serving as the Company’s principal executive officer during the last completed fiscal year; and (ii) each other individual who served as an executive officer at the conclusion of the fiscal year ended December 31, 2014 and who received in excess of $100,000 in compensation during such fiscal year collectively referred to as the named executive officers.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Options (2)	Other Compensation (3)	Total
Adam S. Grossman	2014	$447,591	$125,000	$502,700	$7,800	$1,075,291
Director, President and Chief Executive Officer (4)
	2013	$359,289	$125,000	$-		$484,289

Dr. James Mond	2014	$323,460	$53,560	$149,800	$7,800	$526,820
Chief Scientific and Medical Officer (5)
	2013	$266,900	$53,560	$-		$320,460

Brian Lenz	2014	$318,525	$79,568	$197,600	$7,800	$595,693
Chief Financial Officer (6)
	2013	$264,334	$79,568	$-		$343,902

(1)           Reflects bonuses for 2014, which were paid in January 2015, and bonuses for 2013, which were paid in January 2014.
(2)           The amount reflected in the table represents the aggregate grant-date fair value of options computed in accordance with FASB ASC Topic 718 (formerly FAS 123R).  We estimate the fair value of each option on the grant date using the Black-Scholes model with the following assumptions:  To determine the risk-free interest rate, we utilized the U.S. Treasury yield curve in effect at the time of grant with a term consistent with the expected term of our awards.  The expected term of the options granted is in accordance with Staff Accounting Bulletin 107 which is based on the average between vesting term and contractual term.  The expected dividend yield reflects our current and expected future policy for dividends on our common stock.  The expected stock price volatility for our stock options was calculated by examining a pro rata percentage of historical volatilities for similar publicly traded industry peers, along with the trading history for our common stock.  We will continue to analyze the expected stock price volatility and expected term assumptions.  We have not experienced any material forfeitures of stock options and as such, have not established a forfeiture rate.  Since the stock options currently outstanding are primarily held by our senior management and directors, we will continue to evaluate the effects of such future potential forfeitures, as they may arise, to evaluate our estimated forfeiture rate.  The material terms of the options held are described in the footnotes to the Outstanding Equity Awards at Fiscal-Year End table.  The amounts in this column do not include stock options granted by the Board on January 30, 2015 to Mr. Grossman, Dr. Mond and Mr. Lenz, to purchase 60,000, 22,000 and 18,000 shares of common stock, respectively.
(3)           Other compensation consists entirely of employer contributions to employee accounts under our 401(k) plan in which our employees are entitled to participate.  Such amounts were earned for services performed in 2014, and paid in March 2015.
(4)           Mr. Grossman has served as our President and Chief Executive Officer since October 2011.
(5)           Dr. Mond has served as our Chief Scientific and Medical Officer since July 2012.
(6)           Mr. Lenz has served as our Chief Financial Officer since April 2012.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised options held by each of the named executive officers as of December 31, 2014.

	Option Awards

	Number of Securities Underlying Unexercised Options

Name	Exercisable	Unexercisable	Stock Option Exercise Price	Stock Option Expiration Date

Adam S. Grossman	42,021	-	$2.68	7/16/2017
Director, President and	196,819	72,591	$7.56	2/13/2022
Chief Executive Officer (1)	21,586	77,723	$8.50	2/21/2024

Dr. James Mond	83,816	50,889	$7.56	7/18/2022
Chief Scientific and Medical Officer (2)	6,432	23,159	$8.50	2/21/2024

Brian Lenz	56,945	27,245	$7.56	4/30/2022
Chief Financial Officer (3)	8,484	30,548	$8.50	2/21/2024

(1)           Mr. Grossman has served as our President and Chief Executive Officer since October 2011.  Amounts reflect a February 11, 2008 option grant with respect to 42,021 shares, vesting over four years, subject to accelerated vesting as a result of change of control and termination of employment.  Exercise price and number of shares underlying the options have been adjusted to reflect the 1-for-6.8 share reverse split in 2012.  Amounts also reflect a February 13, 2012 option grant with respect to 269,410 shares and a February 21, 2014 option grant with respect to 99,309 shares, each grant vests over four years, with 25% vesting immediately and the remaining 75% vesting in equal monthly installments over the following 48 months of continued employment, subject to accelerated vesting upon a change of control and termination of employment.

(2)           Dr. Mond has served as our Chief Scientific and Medical Officer since July 2012.  Amounts also reflect a July 18, 2012 option grant with respect to 134,705 shares and a February 21, 2014 option grant with respect to 29,591 shares, each grant vests over four years, with 25% vesting on the first anniversary of the grant date and the remaining 75% vesting in equal monthly installments over the following 36 months, subject to accelerated vesting upon a change of control and termination of employment.

(3)           Mr. Lenz has served as our Chief Financial Officer since April 2012.  Amount reflects a May 1, 2012 option grant with respect to 84,190 shares and a February 21, 2014 option grant with respect to 39,032 shares, each grant vests over four years, with 25% vesting on the first anniversary of the grant date and the remaining 75% vesting in equal monthly installments over the following 36 months, subject to accelerated vesting upon a change of control and termination of employment.

The amounts above do not include stock options granted by the Board on January 30, 2015

Agreements with Executive Officers

President and Chief Executive Officer

In February 2012, we entered into an employment agreement with our President and Chief Executive Officer, Adam S. Grossman, which has an initial term of three years, with automatic three year renewal periods unless notice is provided 90 days in advance.  The employment agreement provides that Mr. Grossman (i) was initially paid $350,000 annually on the Effective Date; (ii) is eligible for an annual cash bonus, the target of which was initially $100,000 (which was later increased by the Board to 50% of Mr. Grossman’s base salary), based upon the attainment of certain performance objectives mutually agreed to by the Board and Mr. Grossman; and (iii) is eligible to participate in our standard benefits package.  In addition, pursuant to the employment agreement, options to purchase 269,410 shares of common stock at an exercise price of $7.56 were granted to Mr. Grossmann.  All options granted to Mr. Grossman were issued under our stock option plan and vest over a four year period, with 25% of the options vesting on the Effective Date, and the remaining 75% vesting in equal monthly installments over the following 48 months of continued employment (full vesting on the fourth anniversary of the Effective Date), subject to accelerated vesting (i) upon a “change of control” (as defined in the agreement) of the Company of all options if Mr. Grossman is terminated by the Company or its successor for any reason other than cause or by Mr. Grossman for “good reason” (as defined in the agreement) immediately preceding or within two years thereafter and (ii) of that portion of the options that would have vested over the one year period following the date of termination upon a termination of employment by the Company without cause or by Mr. Grossman for good reason or as a result of death or disability.

The employment agreement also provides that Mr. Grossman cannot, directly or indirectly, in any capacity, provide services to any person or entity which competes with the Company, unless he obtains our prior written consent for a period of 12 months following his termination.

The employment agreement furthermore provides that, in the event (i) that Mr. Grossman is terminated by the Company “without cause” (as such term is defined under the employment agreement), (ii) that Mr. Grossman resigns for “good reason” (as such term is defined under the employment agreement), or (iii) of any termination resulting from a “change of control” (as defined in the agreement) in which the existing employment agreement is not assumed by the successor to the Company, he would be entitled to (A) a severance payment equal to one year base salary payable in 12 monthly, equal installments after termination (lump sum if immediately preceding or within 24 months of a change of control), (B) prior year bonus (if unpaid) and a pro rata bonus for year of termination (calculated as if 50% of the target had been met for the year of termination) and (C) one year of additional vestings on equity incentives then granted to Mr. Grossman or all remaining vestings if such termination is immediately preceding or within 2 years following a change of control.

Chief Scientific and Medical Officer

On July 17, 2012, we appointed James Mond, M.D., Ph.D. as our Chief Scientific and Medical Officer, effective July 18, 2012.

On July 18, 2012, we entered into an employment agreement with Dr. Mond.  Pursuant to the employment agreement, Dr. Mond will serve as our Executive Vice President, Chief Scientific and Medical Officer for an initial term of three years, which term will extend automatically for additional three year periods unless appropriate notice is given by one of the parties.  Dr. Mond initially received an annual base salary of $260,000, and is initially eligible for annual bonus payments of up to 20% of his base salary (which was later increased by the Board to 35% of his base salary), based upon the achievement of certain milestones as established annually by our Chief Executive Officer and Dr. Mond and approved by the Compensation Committee.

Pursuant to the employment agreement, if a Change in Control (as defined under the employment agreement) occurs and the successor to the Company does not assume the employment agreement or within 12 months following such Change in Control, Dr. Mond is terminated Without Cause (as defined under the employment agreement) or Dr. Mond resigns for Good Reason (as defined under the employment agreement), Dr. Mond or his estate, as applicable, will receive his base salary, health insurance benefits and any accrued but unpaid benefits for a period of twelve months and all of his unvested stock options shall immediately become fully vested and exercisable from the date of Dr. Mond’s termination.  If we terminate Dr. Mond as a result of his death, his estate will receive his base salary for 60 days.  If we terminate Dr. Mond for Cause (as defined under the employment agreement), if Dr. Mond terminates his employment other than for Good Reason, or if Dr. Mond’s employment terminates by expiration of the term of the employment agreement, Dr. Mond will receive any salary and benefits earned and unpaid to the date of termination.  If we terminate Dr. Mond for reasons other than those stated above or Dr. Mond terminates his employment for Good Reason, Dr. Mond will receive his salary and benefits for a period of time ending on the date that is six months from the date of termination, except that such health benefits shall cease upon the earlier to occur of the expiration of such six month period or the date upon which Dr. Mond begins regular, full-time employment with a third party and is eligible to commence health insurance coverage.  The employment agreement also contains certain non-compete and non-solicitation provisions effective during the period Dr. Mond receives termination benefits under the employment agreement, if any, as well as standard confidentiality provisions.

Chief Financial Officer

On April 30, 2012, in connection with Mr. Lenz’s appointment as our Vice President and Chief Financial Officer, we entered into an employment agreement with Mr. Lenz.  Pursuant to the employment agreement, Mr. Lenz will serve as our Vice President and Chief Financial Officer for an initial term of three years, which term extends automatically for additional three year periods unless appropriate notice is given by one of the parties.  Mr. Lenz initially received an annual base salary of $257,500, and was initially eligible for annual bonus payments of up to 30% of his base salary (which was later increased by the Board to 35% of his base salary), based upon the achievement of certain milestones as established annually by our Chief Executive Officer and Mr. Lenz and approved by the Compensation Committee.

Pursuant to his employment agreement, if a Change in Control (as defined under the employment agreement) occurs and the successor to the Company does not assume the employment agreement or within 12 months following such Change in Control Mr. Lenz is terminated Without Cause (as defined under the employment agreement) or Mr. Lenz resigns for Good Reason (as defined under the employment agreement), Mr. Lenz or his estate, as applicable, will receive his base salary, health insurance benefits and any accrued but unpaid benefits for a period of twelve months and all of his unvested stock options shall immediately become fully vested and exercisable from the date of Mr. Lenz’s termination.  If we terminate Mr. Lenz as a result of his death, Mr. Lenz or his estate, as applicable, will receive his base salary for 60 days.  If we terminate Mr. Lenz for Cause (as defined under the employment agreement), if Mr. Lenz terminates his employment other than for Good Reason, or if Mr. Lenz’s employment terminates by expiration of the term of the employment agreement, Mr. Lenz will receive any salary and benefits earned and unpaid to the date of termination.  If we terminate Mr. Lenz for reasons other than those stated above or Mr. Lenz terminates his employment for Good Reason, Mr. Lenz will receive his salary and benefits for a period of time ending on the date that is six months from the date of termination, except that such health benefits shall cease upon the earlier to occur of the expiration of such six month period or the date upon which Mr. Lenz begins regular, full-time employment with a third party and is eligible to commence health insurance coverage.  The employment agreement also contains certain noncompete and non-solicitation provisions effective during the period Mr. Lenz receives termination benefits under the employment agreement, if any, as well as standard confidentiality provisions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Our Board is responsible for reviewing and approving all material transactions with any related party on a continuing basis.  Related parties can include any of our directors or officers, holders of 5% or more of our voting securities and their immediate family members.  We may not enter into a related person transaction unless our board has reviewed and approved such transaction.  We believe the transactions set forth below were executed on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Recent Financings

March 2015 Financing

In March 2015, the Company completed a follow-on public offering as a registered direct offering to raise gross proceeds of $11.3 million.

Initial Public Offering

In October 2013, the Company completed an Initial Public Offering (“IPO”) to raise gross proceeds of $29.1 million.  In connection therewith, common stock purchases were each made by: Aisling Capital II LP for 411,765, Maggro, LLC for 32,652, Hariden, LLC for 23,529, Burrill Capital Fund IV, LP (predecessor of Biomark Capital Fund IV LP) for 308,824, Genesis Foundation, of which, Dr. Jerrold B. Grossman is a control person for 35,294, Dr. Jerrold B. Grossman for 11,764, Lawrence P. Guiheen for 5,000 and Brian Lenz for 1,000 at the public offering price.

2012 Financing

In February 2012 ADMA completed a private placement, or the 2012 Financing, of 2,321,723 shares of Former ADMA’s common stock at a price per share of $7.56 to accredited investors, for gross proceeds to the Company of $17,550,029 pursuant to a securities purchase agreement, dated as of February 13, 2012, or the Securities Purchase Agreement.

Burrill, Aisling, and the Grossman Group (which include, LLCs controlled by Dr. Grossman and Mr. Grossman), which we collectively refer to as the “Lead Investors,” purchased 1,124,480, 582,085 and 145,522 shares of ADMA’s common stock, respectively, for approximately $8,500,000, $4,400,000 and $1,100,000, respectively.  Until such time that a Lead Investor owns less than 50% of the shares of common stock that it owned immediately following the closing of the 2012 Financing, if we propose to offer any shares of our equity securities, or securities or debentures exchangeable for or convertible into additional shares of our equity securities for the purpose of financing our business (other than shares issued to employees, directors and consultants in the form of stock or options, shares issued upon exercise, exchange or conversion of any securities issued in the 2012 Financing or outstanding as of the date of the Securities Purchase Agreement, shares issued pursuant to strategic agreements, shares offered to the public pursuant to an underwritten public offering, or other customary exclusions), we will offer such Lead Investor the right to participate in any such offering on the same terms and conditions otherwise available to investors therein, to the extent of an amount at least equal to their beneficial ownership percentage at the time of such offer.

In connection with the 2012 Financing, we agreed, pursuant to a registration rights agreement, dated as of February 13, 2012, referred to herein as the Registration Rights Agreement, to register on a registration statement, referred to herein as the Investor Registration Statement, the resale of the shares of common stock owned by the Lead Investors and certain other stockholders.  We agreed to make such filings as are necessary to keep the Investor Registration Statement effective until the date on which all of the Registrable Securities have been sold or are saleable pursuant to Rule 144 (“Rule 144”) or its other subsections (or any successor thereto) under the Securities Act.  We are obligated to bear registration expenses (exclusive of transfer taxes, underwriters’ discounts and commission) of all such registrations required.  A registration statement covering the resale of the shares was filed with the SEC and declared effective on August 13, 2012.  Our obligation to maintain the effectiveness of such registration statement has been waived until March 31, 2016 before which we expect to file a new registration statement covering the resale of the shares.

Shared Services Agreement and Other Arrangements

Our executive offices are located in approximately 4,200 square feet of space at 465 State Route 17 South, Ramsey, New Jersey.  Our telephone number is (201) 478-5552.  Currently we operate under a Shared Services Agreement with Areth, LLC for the office, warehouse space and certain related services and have the ability to cancel this agreement upon 30 days’ notice.  Areth, LLC is a company controlled by Dr. Jerrold B. Grossman, our Vice Chairman, and we pay monthly fees for the use of such office space and for other information technology, general warehousing and administrative services.  Rent under the shared services agreement is $8,037 per month.

We maintain deposits and other accounts at Pascack Bankcorp, a bank of which Dr. Grossman serves as a director and which is approximately 5%-owned by members of the Grossman family.

STOCKHOLDER PROPOSALS AND OTHER INFORMATION

Deadline for Submission of Stockholder Proposals and Recommendations for Director

Stockholder proposals for inclusion in our proxy materials for the 2016 annual meeting of stockholders must have been received by us no later than January 18, 2016.  These proposals must also meet the other requirements of the rules of the SEC and our bylaws.

Written notice of such stockholder proposals for our annual meeting of stockholders in 2016 must be received by our Secretary and with respect to proposals for the nomination of directors should be received by our Governance and Nominations Committee at 465 State Route 17 South, Ramsey, New Jersey 07446, by January 18, 2016 in order to be considered timely, and must contain specified information concerning the matters proposed to be brought before such meeting and concerning the stockholder proposing such matters.  These proposals must also meet the requirements of the rules of the SEC.  The matters proposed to be brought before the meeting also must be proper matters for stockholder action.  If a stockholder who wishes to present such a proposal fails to notify us within this time frame, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting.  If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC.

ANNUAL REPORT

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 is included with these proxy materials.  A copy of our Annual Report (on Form 10-K), including the financial statements included therein, is also available without charge on our website (www.admabiologics.com) or upon written request to us at our mailing address, attention:  Corporate Secretary.

EXPENSES AND SOLICITATION

All costs of solicitation of proxies will be borne by us.  In addition to solicitations by mail, certain of our directors, officers and regular employees, without additional remuneration, may solicit proxies in person or by telephone or telegraph.  The Company may elect to engage outside professionals to assist it in the distribution and solicitation of proxies at a fee to be borne by the Company.  Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket costs.  Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

By Order of the Board, /s/ Adam S. Grossman President and Chief Executive Officer

FOLD AND READ THE REVERSE SIDE

ADMA BIOLOGICS, INC.
465 State Route 17 South
Ramsey, New Jersey 07446

For The Annual Meeting To Be Held June 23, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF THE COMPANY

The undersigned hereby constitutes and appoints Adam S. Grossman and Brian Lenz, and each of them, attorneys and agents, with full power of substitution, to vote as proxy all the shares of Common Stock, par value $0.0001 per share, of ADMA Biologics, Inc. (the “Company”) of which the undersigned is the record holder, standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. Eastern Time, on June 23, 2015 at the offices of Dentons US LLP at 1221 Avenue of the Americas, New York, New York 10020, and at any adjournment or postponement thereof, in accordance with the instructions noted below, and with discretionary authority with respect to such other matters as may properly come before such meeting or any adjournment or postponement thereof.  Receipt of notice of such meeting, the proxy statement dated April 30, 2015, and the Company’s annual report on Form 10-K for the year ended December 31, 2014 is hereby acknowledged.

This Proxy will be voted in accordance with the stockholder’s specifications hereon.  In the absence of any such specification, this Proxy will be voted “For” Proposals 1 and 2.

If any other business is presented at the Annual Meeting, this proxy will be voted by the above-named proxies at the direction of a majority of the Board.  At the present time, the Board knows of no other business to be presented at the Annual Meeting.  In addition, if the Annual Meeting is required to be adjourned for any reason, this proxy will be voted by the above-named proxies at the direction of a majority of the Board.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND READ THE REVERSE SIDE

PROXY

Please mark your votes like this ☒

The undersigned hereby revokes any proxies heretofore given and directs said attorneys to act or vote as follows:

1. To elect three directors to serve on the Company’s Board as Class II directors for a term of three years, respectively, until their successors are elected and qualified.

Class II Directors

01 Steven A. Elms

02 Adam S. Grossman

03 Eric I. Richman

☐	Vote FOR all three nominees listed (except as marked)	☐	Vote WITHHOLD AUTHORITY to vote for all three nominees listed

FOR all nominees listed, except that authority to vote withheld for the following nominee(s):

Write the number(s) of the nominee(s) in the box provided to the right.

2. To ratify the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.	☐	For	☐	Against	☐	Abstain

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Date

Signature

Signature

NOTE:  When shares are held by joint tenants, both should sign.  When signing as attorney, trustee, administrator, executor, guardian, etc., please indicate your full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer, giving full title as such.  If a partnership, please sign in full partnership name by authorized person.

Please complete and date this proxy and return it promptly

in the enclosed postage-prepaid envelope.